Exhibit 99.1

ENSERVCO Named as Finalist in the Northeast Region's 2017 Oilfield Services Company of the Year Category for 5th Annual Oil and Gas Awards

DENVER, CO--(Marketwired - January 24, 2017) - ENSERVCO Corporation (NYSE MKT: ENSV), a diversified national provider of well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it has been named as a finalist in the Northeast Region's Oilfield Services Company of the Year category for the 5th Annual Oil & Gas Awards.

“We are honored to be named as a finalist for this award. As a recent winner in this category in the Rocky Mountain and Texas regions, we are gratified that our work in the Marcellus/Utica shale is also being recognized by our peers,” said Rick Kasch, chairman and CEO. “We have made a strong commitment to the four-state area encompassing Ohio, Pennsylvania, West Virginia and Maryland. Our Heat Waves Hot Oil Service subsidiary has continued to conduct frac water heating and hot oiling operations throughout the downturn while other providers have withdrawn from the region.”

“We are proud of our track record of hiring locally, supporting the communities in which we operate, and maintaining solid safety and environmental stewardship records,” said Elizabeth Meese, Appalachian area manager. “These achievements, combined with a deep commitment to providing superior customer service, have earned us the continued confidence and loyalty of our E&P customers.”

Oil & Gas Awards finalists are selected by a panel of nearly 90 judges who include senior executives from major production and midstream companies, industry officials and members of the trade media.

About The Oil & Gas Awards

The Oil and Gas Awards are a platform for the industry to demonstrate and celebrate the advances made in key areas of service excellence, environmental stewardship, efficiency, innovation, corporate social responsibility and health and safety. More information is available at: http://www.oilandgasawards.com

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer, bacteria and scaling treatment, water hauling and oilfield support equipment rental. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Contacts:

Pfeiffer High Investor Relations, Inc.

Jay Pfeiffer

Phone 303-393-7044

Email: jay@pfeifferhigh.com